UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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IMPLANT SCIENCES CORPORATION
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IMPLANT SCIENCES CORPORATION
107 Audubon Road, #5
Wakefield, MA  01880

(781) 246-0700

Notice of Annual Meeting of Stockholders

To Be Held on Tuesday, December 13, 2005

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Implant Sciences Corporation to be held on Tuesday, December 13, 2005 at 10:00 a.m. at the corporate offices located at 107 Audubon Road, #5, Wakefield, Massachusetts 01880 for the following purposes:

1.             To elect five (5) directors to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.             To consider and act upon a proposal to amend the Company’s 2004 Incentive and Nonqualified Stock Option Plan to increase the number of shares of the Company’s common stock available for issuance under the plan by 500,000 to 1,000,000 shares.

3.             To consider and act upon a proposal to increase the number of authorized shares of capital stock by 30,000,000 to 50,000,000 shares.

4.             To transact any further business that may properly come before the annual meeting or any adjournment.

The Board of Directors has fixed the close of business on October 20, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the 2005 Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are urged to read the attached Proxy Statement, which contains information relevant to the actions to be taken at the meeting. In order to assure the presence of a quorum, whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed envelope. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors

Stephen N. Bunker, Clerk

Wakefield, Massachusetts
November 11, 2005

IMPLANT SCIENCES CORPORATION
107 Audubon Road, #5
Wakefield, MA  01880

(781) 246-0700

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on Tuesday, December 13, 2005

This proxy statement relates to the annual meeting of stockholders of Implant Sciences Corporation. We are mailing the proxy statement and the enclosed form of proxy to stockholders on or about November 15, 2005. The board of directors is soliciting proxies to be used at the annual meeting and any adjournments of the meeting. The annual meeting will be held at the corporate offices located at 107 Audubon Road, #5, Wakefield, Massachusetts 01880, on Tuesday, December 13, 2005, beginning at 10:00 a.m. local time.

When proxies are returned properly executed, the persons named in the proxies will vote the shares represented in accordance with the stockholders’ directions. We encourage stockholders to vote on each matter to be considered. However, if a stockholder has specified no choice in a properly executed proxy, the persons named as proxies will vote the shares as recommended by management.

Any stockholder may revoke his proxy at any time before it has been exercised by:

•                  providing us with a later dated proxy,

•                  notifying our clerk in writing at the following address: Implant Sciences Corporation, 107 Audubon Road, #5, Wakefield, MA 01880, Attn: Clerk or Diane Ryan, or

•                  attending the annual meeting and voting in person.

We have fixed the close of business on October 20, 2005, as the record date for the annual meeting and any adjournment of the annual meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the annual meeting or any adjournment. At the close of business on the record date, there were issued and outstanding 11,401,724 shares of common stock, each of which is entitled to cast one vote.

QUORUM AND TABULATION OF VOTES

Our by-laws provide that a quorum for the annual meeting will be a majority in interest of the shares of common stock issued and outstanding and entitled to vote at the annual meeting. We will treat shares of common stock represented by a properly signed and returned proxy as present at the annual meeting for the purpose of determining a quorum. In general, votes withheld from any nominee for election as a director, abstentions and “broker non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A ‘‘broker non-vote’’ occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

A plurality of the votes properly cast in favor at the annual meeting will elect each director. Abstentions and votes withheld from director-nominees will not be included in calculating the number of votes cast and accordingly will not affect the outcome of the vote.

The persons named in the proxies will vote the shares FOR election of each nominee as a director if no specification is made.

Proposal No. 2, to approve the amendment to the 2004 Incentive and Nonqualified Stock Option Plan requires an affirmative vote of the holders of a majority of the shares of the Company’s Common Stock voting at the meeting in person or by proxy. American Stock Exchange Rules require stockholder approval of the amendment to the 2004 Incentive and Nonqualified Stock Option Plan. Also, the stockholders must approve the amendment in the Plan in order for incentive stock options and other awards relating to shares issuable under the plans to qualify for favorable tax treatment under the Internal Revenue Code. Abstentions will therefore not have an effect on the vote. Broker non-votes will not be included in calculating the number of votes cast on these proposals.

Proposal No. 3, to approve an increase to the authorized capital stock requires an affirmative vote of the holders of a majority of the shares of the Company’s outstanding common stock.

We know of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies we receive will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

We have hired ADP to tabulate votes at the annual meeting.

Our 2005 annual report, including our audited financial statements for the fiscal year ended June 30, 2005, is being mailed to stockholders concurrently with this proxy statement.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors is currently comprised of five directors. At the 2005 annual meeting, five directors will be elected to serve until the 2006 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated Anthony J. Armini, Stephen N. Bunker, Michael Szycher, David Eisenhaure and Michael Turmelle. Mr. Armini, Mr. Bunker, Mr. Szycher and Mr. Eisenhaure have served as directors for the periods indicated below. Mr. Turmelle is a new nominee to the board. Each nominee has indicated his willingness to serve as our director, and therefore the board of directors anticipates that each such nominee will serve as a director if elected. However, if any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

A quorum being present, the affirmative vote of a plurality of the shares present in person or represented by proxy is necessary to elect each of the nominees.

The board of directors recommends that you vote FOR the election of Anthony J. Armini, Stephen N. Bunker, Michael Szycher, David Eisenhaure and Michael Turmelle as directors of Implant Sciences Corporation.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Anthony J. Armini	67	President, Chief Executive Officer and Chairman of the Board	1984

Stephen N. Bunker	62	Vice President and Chief Scientist, Director	1988

John J. Munro, III	56	Vice President, Brachytherapy Products	2001

Diane J. Ryan	45	Vice President Finance and Chief Financial Officer	2003

Walter J Wriggins	61	Vice President Business Development/ Operations and General Manager of Core Systems	2004

R. Erik Bates	49	Vice President Operations, Explosives Detection Division	2005

John Traub	58	President, Accurel Systems	2005

Michael Szycher (1)(3)	66	Director	1999

David Eisenhaure(1)(2)(3)	59	Director	2002

Michael Turmelle	46	Director Nominee

(1)	Member of the Audit Committee as of June 30, 2005
(2)	Member of the Compensation Committee as of June 30, 2005.
(3)	Member of the Nominating Committee as of June 30, 2005.

Dr. Anthony J. Armini has been the Company’s President, Chief Executive Officer, and Chairman of the Board of Directors since the Company’s incorporation. From 1972 to 1984, prior to the Company’s founding, Dr. Armini was Executive Vice President at Spire Corporation. From 1967 to 1972, Dr. Armini was a Senior Scientist at McDonnell Douglas Corporation. Dr. Armini received his Ph.D. in nuclear physics from the University of California, Los Angeles in 1967. Dr. Armini is the author of twenty two patents and fourteen publications in this field. Dr. Armini has over thirty years of experience working with cyclotrons and linear accelerators, the production and characterization of radioisotopes, and over twenty years experience with ion implantation in the medical and semiconductor fields. Since October 2000, Dr. Armini has been on the Board of Directors of CardioTech International, Inc., a publicly traded company of which Dr. Szycher is President and Chief Executive Officer.

Dr. Stephen N. Bunker has served as the Company’s Vice President and Chief Scientist since 1987 and a Director since 1988. Prior to joining the Company, from 1972 to 1987, Dr. Bunker was a Chief Scientist at Spire Corporation. From 1971 to 1972, Dr. Bunker was an Engineer at McDonnell Douglas Corporation. Dr. Bunker received his Ph.D. in nuclear physics from the University of California, Los Angeles in 1969. Dr. Bunker is the author of fifteen patents in the field of ion beam technology.

John J. Munro, III has been the Company’s Vice President of Brachytherapy Products since 2001. From March 2000 until December 2000, he served as the Company’s Director of Brachytherapy Products and from November 1999 until March 2000 as the Company’s Project Manager of Temporary Brachytherapy. From August 1998 until October 1999, he served as Chief Executive Officer of GammaMed, USA, Inc and from July 1997 until August 1998 Mr. Munro was the Director of Source Operations at CIS-US, Inc. Mr. Munro is the author of two patents.

Diane J. Ryan has served as the Company’s Vice President of Finance and Chief Financial Officer since May 2003. Ms. Ryan has been employed with Implant Sciences Corporation since March 1989. From March 2003 to May 2003, she was the Corporate Controller of the Company. Ms. Ryan graduated from Salem State College with a B.S. in Business Administration and a minor in management.

Walter J. Wriggins has served as the Company’s Vice President and General Manager of Core Systems, since October 2004.   Prior to his career at Core Systems, Mr. Wriggins had over 22 years experience in semiconductor industry.  His career began as a materials scientist in the GE aircraft engine group, from which he transitioned to a sales and marketing career at various semiconductor companies throughout the country.  These companies, at which he held senior management positions, include:  Axcelis (formally Eaton Corporation), Applied Materials, Varian Thin Films, and Ion Implant Services.  Mr. Wriggins received a B.A. in Applied Science, and a B.S. in Material Science and Engineering from Lehigh University and an MBA from Boston University.

John Traub has served as the Company’s Vice President and President of Accurel Systems International, since March 2005 and prior to that as Executive Vice President and Chief Operating Officer of Accurel Systems, Inc..  Mr. Traub has held senior posts with several semiconductor equipment and services companies including Microfab Systems, Align-Rite Limited, Systems Chemistry Inc. and  at Ultratech Stepper.  John also serves on the Santa Clara University Board of Fellows Executive Committee and as Chairmen of the Board of Governors of American Theatre of San Jose.

R. Erik Bates has served as the Company’s Vice President of Operations, Explosives Detection Equipment Division, since March 2005.   Mr. Bates has over twenty five years of experience encompassing engineering, manufacturing, operations, and business development.  The majority of his experience has been in the medical device industry.  Mr. Bates has a B.S. in plastics engineering from the University of Lowell and an MBA from Rivier College.  He is actively involved in public education, and is on the Advisory Board for the College of Engineering at UMass Lowell.

Dr. Michael Szycher joined the Company’s Board of Directors in December 1999.  He has been President and Chief Executive Officer and Chairman of CardioTech International, Inc., a publicly traded manufacturer of medical devices and biocompatible polymers since 1996.  From 1988 to 1996, Dr. Szycher was Chairman and Chief Technology Officer of Polymedica Industries.  Dr. Szycher is a recognized authority on polyurethanes and blood compatible polymers.  He is the editor of six books on various subjects in blood compatible materials and devices and the author of eighty original research articles.

 David B. Eisenhaure has served on the Company’s board of directors since November 2002.  He has been the President, Chief Executive Officer and Chairman of the Board of SatCon Technology Corporation since 1985.  From 1974 until 1985, Mr. Eisenhaure was associated with the Charles Stark Draper Laboratory, Incorporated and with its predecessor, the Massachusetts Institute of Technology’s Instrumentation Laboratory, from 1967 to 1974.  Dr. Eisenhaure also holds an academic position at M.I.T., as a lecturer in the Department of Mechanical Engineering.  Mr. Eisenhaure serves on the board of directors of Mechanical Technology Incorporated and Beacon Power.  He holds a S.B., S.M. and an Engineer’s Degree in Mechanical Engineering from M.I.T.

Michael Turmell has been nominated as a director of the Company to be voted upon at this 2005 Shareholders’ Meeting.  Since 1987 Mr. Turmelle has held several management positions with SatCon Technology Corporation including a director since June 1993, Vice President, Chief Financial Officer and Treasurer from November 1991 until January 2000, Chief Operating Officer in January 2000 and since February 2005, President of SatCon Power Systems.  From July 1984 until August 1987 he has held several positions with HADCO Corporation and from February 1982 until June 1984 he held several positions with the Aerospace Division of GE including internal auditor.  Mr. Turmelle holds a B.A. degree in Economics from Amherst College.

The Board of Directors and Its Committees

The board of directors held five meetings during the fiscal year ended June 30, 2005.  No current director attended fewer than 80% of the total number of meetings held by the board or committees of the board on which he served.  The board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating committee.  Three members of the board are independent.

Audit Committee

The members of the audit committee are Messrs. Szycher, Eisenhaure and Entine.  The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors.  The audit committee also has the responsibilities and authority described in its written charter.  The members of the audit committee are independent as defined in Section 121(A) of the American Stock Exchange’s listing standards.  The audit committee is responsible for pre-approving all audit related services and fees.  The audit committee met four times during fiscal 2005.  It is expected that Mr. Turmelle will replace Mr. Entine on the Audit Committee if he is elected a Director.

Compensation Committee

The members of the compensation committee are Messrs. Eisenhaure and Entine.  The compensation committee reviews and recommends to the board of directors the compensation and benefits of our officers and directors, including administering and granting options under our stock option plans.  The compensation committee also establishes and reviews general policies relating to the compensation and benefits of our employees.  The compensation committee met four times during fiscal 2005.  It is expected that Mr. Turmelle will replace Mr. Entine on the Compensation Committee if he is elected a Director.

Nominating Committee

The members of the nominating committee are Messrs. Szycher, Eisenhaure and Entine.  The committee selects nominees for election as our directors.  The committee will give the same consideration to a nominee for election to the board of directors recommended by a stockholder of record if such recommendation is timely in accordance with, and is accompanied by the information required by, our By-laws.  The nominating committee met one time during fiscal 2005.  It is expected that Mr. Turmelle will replace Mr. Entine on the Nominating Committee if he is elected a Director.

Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (“ten percent stockholders”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors, and ten percent stockholders are charged by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to us during the past fiscal year, and, if applicable, written representations that Form 5 was not required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders were fulfilled.

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Director Compensation

Our directors who are our employees do not receive any compensation for service on the board of directors.  Directors, who are not our employees, are paid a yearly stipend of $2,500 and are reimbursed for reasonable travel expenses incurred in connection with attendance at board and committee meetings.

Under the 2004 incentive and nonqualified stock option plan, each director who is not our employee, automatically receives an annual grant of options to purchase 10,000 shares of our common stock at an exercise price equal to the closing price of the common stock on that date for each year of service.  Each such option will have a term of ten years and will vest in full on the date of the grant.

Executive Compensation

The following table sets forth the aggregate cash compensation paid by us with respect to the three fiscal years ended June 30, 2003, 2004 and 2005 to our executive officers

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Long Term Compensation Awards Shares Underlying Options Granted (#)
Anthony J. Armini	2005	$213,101	—	$15,417	—
President, Chief Executive Officer and Chairman of the Board	2004	$197,684	$59,700	$12,260	50,000
	2003	$166,693	$75,000	$14,965	62,200

Stephen N. Bunker	2005	$103,377	—	$1,077	30,000	(4)
Vice President, Chief Scientist and Director	2004	$114,228	$23,150	$1,049	50,000
	2003	$82,932	—	$1,316	57,300

Diane J. Ryan	2005	$120,393	$25,000	$1,147	30,000	(4)
Vice President Finance and Chief Financial Officer	2004	$93,102	$25,050	$812	50,000
	2003	$75,421	$2,750	$783	49,000

John J. Munro, III	2005	$109,598	$13,000	$1,087	30,000	(4)
Vice President of Sales and Marketing	2004	$118,974	$24,050	$1,103	50,000
	2003	$123,841	$2,500	$942	22,700

Walter J. Wriggins (2)	2005	$101,124	—	—	70,000	(5)
	2004	—	—	—	—
	2003	—	—	—	—

John Traub (3)	2005	$53,615	—	—	50,000	(6)
	2004	—	—	—	—
	2003	—	—	—	—

R. Erik Bates (3)	2005	$33,231	—	—	30,000	(6)
	2004	—	—	—	—
	2003	—	—	—	—

(1)                      Other annual compensation consists of life and disability insurance premiums and 401(k) plan benefits paid by us on behalf of these executive officers.

(2)                      Joined the Company in October 2004.

(3)                      Joined the Company in March 2005

(4)                      Options issued from 2000 Stock Option Plan

(5)                      50,000 options issued from 2000 Stock Option Plan and 20,000 options issued from 2004 Stock Option Plan

(6)                      Options issued from 2004 Stock Option Plan

OPTION GRANTS IN FISCAL 2005

The following table sets forth certain information regarding stock options held as of June 30, 2005 by the executive officers.

Name and Principal Position	Number of Securities Underlying Options Granted	% of Total Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date

Anthony J. Armini	—	0%	—	—
President, Chief Executive Office and Chairman of the Board

Stephen N. Bunker	—	0%	—	—
Vice President and Chief Scientist

Diane J. Ryan	30,000	3%	$9.15	07/28/14
Vice President Finance and Chief Financial Officer

John J. Munro, III	30,000	3%	$9.15	07/28/14
Vice President of Brachytherapy Products

Walter J. Wriggins	50,000	5%	$9.92	10/15/14
Vice President Business Development/Operations and General Manager of Core Systems, Inc.	20,000	2%	$3.58	04/22/15

John Traub	50,000	5%	$6.00	03/11/15
President Accurel Systems International Corp.

R. Erik Bates	30,000	3%	$6.30	03/29/15
Vice President Operations Explosives Detection Division

AGGREGATE OPTIONS EXERCISABLE IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

	Number of Securities Underlying Unexercised Options at June 30, 2005		Value of Unexercised In-the-Money Options at June 30, 2005(1)
Name and Principal Position	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Armini	157,040	41,160	8,052	—
President, Chief Executive Office and Chairman of the Board

Stephen N. Bunker	58,500	41,500	—	—
Vice President and Chief Scientist

Diane J. Ryan Vice	57,206	73,594	3,480	—
President Finance and Chief Financial Officer

John J. Munro, III	71,150	65,550	6,699	—
Vice President of Brachytherapy Products

Walter J. Wriggins	—	70,000	—	—
Vice President Business Development/Operations and General Manager of Core Systems, Inc.

John Traub	—	50,000	—	—
President Accurel Systems International Corp.

R. Erik Bates	—	30,000	—	—
Vice President Operations Explosives Detection Division

(1)	As of June 30, 2005, the market value of a share of common stock was $2.97

Equity Compensation Plan Disclosure

The following table sets forth certain information as of June 30, 2005 regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity Compensation Plans Approved by Security Holders	1,908,331	$5.66	119,077

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,908,331	$5.66	119,077

Employment Agreements

Anthony J. Armini.  On June 30, 2004, we entered into an employment agreement, with an initial term of three years and an automatic renewal for a successive period of three years, unless the we or Dr. Armini give the other party not less than three months written notice of non-renewal.  Under this employment agreement, Dr. Armini serves as our president and chief executive officer at a base salary of up to $210,000.  In addition, Dr. Armini may participate in our employee fringe benefit plans or programs generally available to employees of comparable status and position.  We are entitled to terminate his employment for any material breach of his employment agreement at any time upon at least 30 days written notice.  In the event we terminate Dr. Armini’s employment without cause, we will pay him 12 months salary.  Under his employment agreement, he is subject to restrictive covenants, including confidentiality provisions.  Also, during his employment and for a period of two years after the term of the employment agreement, Dr. Armini is subject to a non-competition provision.

Stephen N. Bunker.  On June 30, 2004, we entered into an employment agreement, with an initial term of three years and an automatic renewal for a successive period of three years, unless the we or Dr. Bunker give the other party not less than three months written notice of non-renewal.  Under this employment agreement, Dr. Bunker serves as our vice president and chief executive scientist at a base salary of up to $150,000.  In addition, Dr. Bunker may participate in our employee fringe benefit plans or programs generally available to employees of comparable status and position.  We are entitled to terminate his employment for any material breach of his employment agreement at any time upon at least 30 days’ written notice.  In the event we terminate Dr. Bunker’s employment without cause, we will pay him 12 months salary.  Under his employment agreement, he is subject to restrictive covenants, including confidentiality provisions.  Also, during his employment and for a period of two years after the term of the employment agreement, Dr. Bunker is subject to a non-competition provision.

Walter J. Wriggins.  On October 15, 2004, we entered into an employment agreement, with an initial term of one years and an automatic renewal for a successive period of one year, unless we or Mr. Wriggins give the other party not less than thirty days written notice of non-renewal.  Under this employment agreement, Mr. Wriggins serves as our Vice President of Business Development/Operations and general manager of Core Systems at a base salary of $140,000.  In addition, Mr. Wriggins may participate in our employee fringe benefit plans or programs generally available to employees of comparable status and position.  We are entitled to terminate his employment for any material breach of his employment agreement at any time upon at least 30 days’ written notice.  In the event we terminate Mr. Wriggins’ employment without cause, we will pay him the balance of the salary due for the term of the agreement.  Under his employment agreement, he is subject to restrictive covenants, including confidentiality provisions.  Also, during his employment and for a period of two years after the term of the employment agreement, Mr. Wriggins is subject to a non-competition provision.

AUDIT COMMITTEE REPORT

The audit committee, consisting of Messrs. Szycher, Entine and Eisenhaure, reviewed and discussed the audited financial statements for the year ended June 30, 2005, with management.  The audit committee has discussed with our independent auditors, BDO Seidman LLP, any matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”  Our independent accountants also provided to the audit committee the written disclosures and a letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee discussed with the independent accountants the firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants and the audit committee’s review of the representations of management, and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in Implant Sciences Corporation’s Annual Report on Form 10-KSB for the year ended June 30, 2005, as filed with the Securities and Exchange Commission.

Gerald Entine
Michael Szycher
David Eisenhaure

Principal Accountant Fees and Services

	2005	2004

Audit fees	$297,500	$138,000
Audit related fees	17,650	8,000
Total	$315,150	$146,000

The Company’s Audit Committee must pre-approve all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor, provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.  The Company’s principal financial and accounting officer communicates to both the Chairman of the Audit Committee and the auditing services firm any services requested to be provided.  After receiving a fee quote for services from the service provider, a letter from the Chairman of the Audit Committee is prepared and submitted to the service provider as evidence of approval of the requested services.

On October 27, 2005, the Company received verbal notification from its independent registered public accounting firm, BDO Seidman, LLP (“BDO”), advising the Company that it will be resigning as the Company’s independent registered public accounting firm.  This resignation will become effective upon completion of BDO’s review of the Company’s quarterly results for the first fiscal quarter ended September 30, 2005.

On November 2, 2005, the Audit Committee of the Company’s Board of Directors engaged the firm of Brown & Brown, LLP (“Brown & Brown”) to complete the review of the Company’s subsequent quarterly results and until such time as the Company officially appoints Brown & Brown as its independent registered public accounting firm.  This appointment is pending the completion of Brown & Brown’s formal client acceptance process.

Certain Relationships and Related Transactions

Our CEO and Chairman of the Board of Directors is also a director of CardioTech.  The CEO and Chairman of the Board of Directors of CardioTech is also our director.

In March 2000, the Company entered into a joint research agreement with CardioTech to develop a proprietary porous polymer biocompatible coating technology as a platform for the Company’s proprietary radioactive brachytherapy technology.  In consideration for this agreement, the Company agreed to pay $150,000 in cash and purchase 100,000 shares of CardioTech stock at a price of $1.00 per share.  As of June 30, 2005, the Company has purchased these shares, the fair market value of which is $179,000 and is recorded as investments in available for sale securities in the accompanying consolidated balance sheet.

In March 2004 the Company entered into an Exchange & Venture Agreement with CardioTech International, Inc. (“CardioTech”), a public company and related party of the Company, and CorNova, Inc. (“CorNova”).  CorNova is a start-up company incorporated as a Delaware corporation on October 12, 2003.  CorNova’s focus is the development and marketing of innovative interventional cardiology products.  In connection with the agreement, in March 2004, the Company and CardioTech issued 10,344 and 12,931 shares, respectively, of their respective common stock (the “Contributory Shares”) bearing an aggregate fair market value of $113,000 and $76,000, respectively, as of the date of the issuance.  In exchange, the Company and CardioTech each received 1,500,000 shares of CorNova’s common stock, which represented a 30% ownership position for each party.  In February 2005, upon CorNova’s securing of an additional $3,000,000 in financing (“Series A”), CardioTech and the Company each issued additional shares of their common stock, which was equal in value to twenty-five percent (25%) of the gross proceeds of the Series A Financing, or $750,000.  As of June 30, 2005, the Company’s shares, represent a 19% ownership position.  Anthony Armini, our CEO and Michael Szycher, the Chairman of our Nominating Committee, are also on the Board of Directors of CorNova.

Communications To The Board

Stockholders may communicate with the Company’s Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Chairman, Implant Sciences Corporation, 107 Audubon Road, #5, Wakefield, MA  01880. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of August 31, 2005, with respect to the beneficial ownership of our common stock of each director and nominee for director, each named executive officer in the executive compensation table above, all of our directors and current officers as a group, and each person known by us to be a beneficial owner of five percent or more of our common stock.  This information is based upon information received from or on behalf of the individuals named therein.

Name of Beneficial Owner		Number of Shares Beneficially Owned(1)	Percent of Class(2)
Anthony J. Armini	(3)	1,331,192	12%
Stephen N. Bunker	(4)	730,548	6%
John J. Munro, III	(5)	106,042	1%
Diane J. Ryan	(6)	111,746	1%
Walter J. Wriggins		21,300	*
John Traub		15,000	*
R. Erik Bates		—	*
Michael Szycher	(7)	61,000	1%
David Eisenhaure	(8)	56,000	*
Gerald Entine	(9)	48,000	*

*	Less than 1%
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares
(2)

The calculation of percentage of class is based on 10,782,493 shares of common stock issued and outstanding as of September 30, 2005 plus any shares issuable upon exercise of options, to such persons and included as being beneficially owned by him.

(3)	Includes 134,540 shares exercisable within 60 days of the date hereof.
(4)	Includes 75,000 shares exercisable within 60 days of the date hereof.
(5)	Includes 97,850 shares exercisable within 60 days of the date hereof.
(6)	Includes 83,906 shares exercisable within 60 days of the date hereof.
(7)	Includes 59,000 shares exercisable within 60 days of the date hereof.
(8)	Includes 55,000 shares exercisable within 60 days of the date hereof.
(9)	Includes 45,000 shares exercisable within 60 days of the date hereof.

PROPOSAL 2 — AMENDMENT OF OUR
2004 STOCK OPTION PLAN

        In September 2005, our board of directors amended, subject to approval by our stockholders, our 2004 Stock Option Plan (the “2004 Plan”) to increase the number of shares available for the grant of options under the plan by 500,000 to 1,000,000, subject to adjustment in the event of stock splits, stock dividends, recapitalizations and the like. Our board of directors is submitting this amendment to the 2004 Plan to our stockholders for approval.

        Options issued under the 2004 Plan constitute a significant portion of the overall compensation of our employees, including our executive officers. Our board of directors, including the members of the compensation committee, believes that we will derive substantial benefits from increasing the aggregate number of options that we can issue under the 2004 Plan. Our board of directors believes that the proposed amendment, by enabling us to issue additional options under the plan, will enable us to further align the interests of our executive officers and other employees with the interests of our stockholders. The board also believes that the proposed amendment will assist us in attracting and retaining key executives by enabling us to offer competitive compensation packages. In addition, the board of directors believes that the availability of additional shares under the 2004 Plan would provide increased flexibility in structuring any acquisitions that we may pursue, although we currently do not have any acquisitions under consideration.

        As of October 31, 2005, a total of 456,426 options were granted to employees of the Company, consultants and other associated persons under the 2004 Plan, of which 50,000 options were granted to executive officers. The exercise price of such options ranges from $3.07 to $10.00.

        Other than for the increase in the number of shares available for issuance under the 2004 Plan, no other changes will be made to the 2004 Plan that was approved by the stockholders at the 2004 Annual Meeting of the Stockholders on December 14, 2004.

        In order to pass, this proposal must receive the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock voting at the meeting in person or by proxy.

        The board of directors recommends that you vote FOR this proposal to approve the amendment of the 2004 Plan.

Description of the 2004 Stock Option Plan

        Our board of directors originally adopted the 2004 Plan on September 21, 2004, and our stockholders approved the plan on December 14, 2004. We had reserved a total of 500,000 shares of common stock for issuance under the 2004 Plan. In September 2005, the board adopted an amendment to the 2004 Plan to increase the total number of shares of common stock that may be issued pursuant to awards under the 2004 Plan by 500,000 to 1,000,000.

        As of October 31, 2005, options to purchase a total of 456,426 shares of common stock were outstanding under the 2004 Plan. Set forth below is a summary description of the 2004 Plan, including the proposed amendment.

 Administration

        The 2004 Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee has the sole authority to construe and interpret the 2004 Plan and to make rules and regulations relating to implementation of the 2004 Plan, to select participants, to establish the terms and conditions of grants of Options and to grant Options, with broad authority to delegate responsibilities, except with respect to selection for participation of, and granting of Options to, persons subject to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 162(m) of the Code. Members of the Compensation Committee are eligible to receive Options under the 2004 Plan.

Eligibility

        Under the 2004 Plan, options may be granted to all employees, officers, directors and consultants of the Company and its subsidiaries selected by the Compensation Committee. The Company has approximately 150 employees. Selection of the recipients of, and the nature and size of, Options granted under the 2004 Plan will be solely within the discretion of the Compensation Committee.

Common Stock Subject to 2004 Plan

        If the amendment is approved, a total of 1,000,000 shares of Common Stock will be available for issuance under the 2004 Plan. Such maximum number of Common Stock available are subject to appropriate equitable adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company affecting the Common Stock. The exercise price and any other limits or terms of an outstanding Option will also be appropriately adjusted.

        For the purpose of computing the total number of shares of Common Stock available for Options under the 2004 Plan, subject to adjustment as described in the preceding paragraph, the shares of Common Stock that may be issued under the 2004 Plan shall consist of authorized but unissued or reacquired shares of Common Stock, treasury shares or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Common Stock are acquired upon the exercise or award of an Option, the shares of Common Stock allocable to the unexercised portion of such Option or such repurchased shares of Common Stock shall again be available for issuance under the 2004 Plan.

Terms and Conditions of Options

ISOs

        The shares of Common Stock in respect of which ISOs granted under the 2004 Plan and all other option plans of the Company are first exercisable by any participant during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000 or such other limit as may be imposed by the Code. ISOs will be exercisable for such period as determined by the Compensation Committee, but not exceeding ten years from the date of grant. No ISOs may be granted later than September 21, 2014. However, an ISO granted to an employee who owns shares of Common Stock possessing more than 10% of the voting power of the Company (a “10% Owner”) will not be exercisable more than five years after the grant date.

Non-Qualified Stock Options

        Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Compensation Committee determines, but not exceeding ten years from the date of grant. No Non-Qualified Stock Option may be granted under the 2004 Plan more than ten years after the date the 2004 Plan is approved by the stockholders.

Option Exercise Prices

        The exercise price of each ISO granted to an employee will be specified by the Compensation Committee in the Option agreement and must be at least 100% of the fair market value of the underlying shares of Common Stock on the grant date. However, an ISO granted to a 10% Owner will have an exercise price of at least 110% of the fair market value of the underlying shares of Common Stock on the grant date. The exercise price of Non-Qualified Stock Options may be less than the fair market value of the underlying shares of Common Stock on the date of grant and will be fixed by the Compensation Committee. For purposes of the 2004 Plan, the fair market value of a share of Common Stock on a particular date will be the last closing sale price as shown on the American Stock Exchange (or such other principal exchange on which the Common Stock may then be listed) on that date. On October 31, 2005, the closing price of the Common Stock on the American Stock Exchange was $10.80.

Exercise of Options

        The exercise date of an option granted under the 2004 Plan will be fixed by the Compensation Committee, but may not be later than ten years from the date of the grant. Options may be exercised in such installment as are fixed by the Compensation Committee.

        Options issued under the 2004 Plan will not be transferable other than by will or the laws of decent and distribution, although they may be exercised during the grantee’s lifetime by his/her legal representative if he/she becomes incapacitated. All options must be exercised within three months (3) after termination of the grantee’s affiliation with the Company (unless the option agreement has an earlier exercise period in the event of termination) with the exception of those grantees whose services  terminate due to a permanent disability, in which case such grantee shall have one year following such termination to exercise their options.  Stock Options held by a director who retires in good standing shall remain outstanding for their entire term.

Options may be exercised only upon the payment in full of the applicable exercise price in cash, or, if approved by the Compensation Committee, by surrendering outstanding Options or shares of Common Stock awarded. The Company will make appropriate arrangements for the satisfaction of all tax withholding requirements applicable to the exercise of each Option. If the participant has not remitted to the Company the amount required to satisfy those tax withholding requirements, the Company may withhold from the value of the Option any amount necessary to comply with those requirements. The Compensation Committee may elect, in its sole discretion, to permit a participant to pay applicable taxes in cash, in shares of Common Stock otherwise issuable under the 2004 Plan withheld by the Company, or by a combination thereof.

Transferability of Options

        With the permission of the Compensation Committee, a 2004 Plan participant who has been granted a Non-Qualified Stock Option may transfer such Non-Qualified Stock Option to a revocable inter vivos trust as to which the participant is the settlor or may transfer such Non-Qualified Stock Option to a “Permissible Transferee.” A Permissible Transferee is any member of the immediate family of the participant, any trust solely for the benefit of members of the participant’s immediate family, any partnership or limited liability company whose only partners or members are members of the participant’s immediate family or an organization described under Section 501(c)(3) of the Code. Any transferee of a Non-Qualified Stock Option will remain subject to all of the terms and conditions applicable to the Non-Qualified Stock Option and any rules prescribed by the Compensation Committee. A Permissible Transferee (other than a Section 501(c)(3) organization) may not retransfer a Non-Qualified Stock Option except by will or the laws of descent and distribution, and then only to another Permissible Transferee. Other than as described above, an Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the participant to whom the Option was granted, may be exercised only by the participant or the participant’s guardian or legal representative.

Term, Amendment and Termination of 2004 Plan

        The Board of Directors or the Compensation Committee may amend, terminate or suspend the 2004 Plan at any time subject to the following limitations: stockholders of the Company must approve amendments to the Plan if such approval is required to satisfy applicable requirements imposed by Rule 16b-3 under the Exchange Act, applicable requirements of the Code or the rules of any securities exchange, market or other quotation system on or through which the Company’s securities are then listed or traded. No amendment may adversely affect any outstanding Option granted under the 2004 Plan without the consent of the affected participant.

Federal Income Tax Consequences

        The following is a brief summary of the principal federal income tax consequences to the Company and participants in the 2004 Plan based on the current provisions of the Code and the existing regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state or local tax laws or regulations.

ISOs

        A participant does not realize income on the grant of an ISO. If a participant exercises an ISO in accordance with the terms of the ISO and does not dispose of the Common Stock acquired within two years from the grant date or within one year from the exercise date, the participant will not realize any ordinary taxable income by reason of the exercise and neither the Company nor its subsidiaries will be allowed a deduction by reason of the grant or exercise. The participant’s basis in the shares of Common Stock acquired upon exercise will be the amount paid upon exercise. Provided the participant holds the shares of Common Stock as a capital asset at the time of sale or other disposition of the shares of Common Stock, the gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of gain or loss will be the difference between the amount realized on the disposition of the shares of Common Stock and the participant’s basis in the shares of Common Stock. If a participant disposes of the shares of Common Stock within two years from the date of grant of the ISO or within one year from the date of exercise (an “Early Disposition”), the participant will realize ordinary income at the time of disposition which will equal the excess, if any, of (1) the lesser of (a) the amount realized on the disposition or (b) the fair market value of the Common Stock on the date of exercise, over (2) the participant’s basis in the Common Stock. Also in this case, the Company or one of its subsidiaries will be entitled to a deduction in an amount equal to such income. If the participant holds the Common Stock as a capital asset at the time of disposition, the excess, if any, of the amount realized on disposition of the Common Stock over the fair market value of the Common Stock on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the Common Stock.

        If a participant disposes of shares of Common Stock for less than the participant’s basis in the shares of Common Stock, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period of the Common Stock, provided the participant holds the Common Stock as a capital asset at the time of disposition. Unless the participant makes an Early Disposition of such Common Stock, the excess of the fair market value of the Common Stock at the time the ISO is exercised over the exercise price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and may result in the imposition of the “alternative minimum tax” under Section 55 of the Code. The rules affecting application of the alternative minimum tax, including if it applies, how it affects a participant’s total tax liability and its affect on the participant’s tax liability for subsequent tax years are very complex; each participant will be advised to discuss possible application of this tax with his or her personal tax or investment adviser.

Non-Qualified Stock Options

        A participant does not recognize taxable income on the date of grant of the Non-Qualified Stock Option, provided that the Non-Qualified Stock Option does not have a readily ascertainable fair market value at the time it is granted. In general, the participant must recognize ordinary income at the time of exercise of the Non-Qualified Stock Option in the amount of the difference between the fair market value of the shares of Common Stock on the date of exercise and the exercise price. The amount of ordinary income recognized by a participant will be deductible by the Company in the year that the participant recognizes the income.

        Common Stock acquired upon exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date, and the holding period for the Common Stock generally will begin on the date of exercise. Upon subsequent disposition of the Common Stock, the participant will recognize a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to disposition, or short-term capital gain or loss if the participant has held the Common Stock for one year or less. Any such disposition will not result in additional tax consequences to the Company.

Other Matters

        The 2004 Plan is intended to comply with Section 162(m) of the Code with respect to Options granted to employees under the 2004 Plan.

Full Text of 2004 Plan.

                The above summary description of the 2004 Plan is qualified by and subject to the plan itself. Any stockholder may receive a free copy of the Plan as proposed to be amended by requesting a copy from Diane J. Ryan at (781) 246-0700. In addition, a copy of the full 2004 Plan, without this proposed amendment, was filed as Appendix A to the Schedule 14A filed with the Securities and Exchange Commission on November 11, 2004 and can be inspected and copied at the Securities and Exchange Commission’s web site: http://www.sec.com.

        We intend to file, as soon as practical, the Registration Statement on Form S-8 covering the all shares of common stock issuable under the 2004 Plan if the amendment is approved by the shareholders.

PROPOSAL 3 - AMENDMENT TO OUR ARTICLES OF ORGANIZATION CONCERNING

INCREASE IN AUTHORIZATION TO ISSUE COMMON STOCK

                    Our Board of Directors has determined that it is advisable to amend our Articles of Organization to increase the number of shares we are authorized to issue from 20,000,000 to 50,000,000.

Reasons For This Change To Our Common Stock

                We are authorized to issue 20,000,000 shares of common stock of which 11,401,724 shares are currently outstanding, and 6,852,284 are reserved for issuance under outstanding warrants and options and upon conversion of the Series D Cumulative Convertible Preferred Stock issued as of our record date of October 20, 2005.  Therefore, we currently have only 1,745,992 authorized shares that are available to be issued or reserved for issuance upon the granting of new options or upon the issuance of new warrants or other securities convertible into shares of our common stock.  Our Board of Directors believes that the authorized number of shares of common stock should be increased to provide additional shares available for issuance for potential acquisitions or other potential transactions requiring us to issue shares of common stock, either directly or through securities convertible into shares of common stock, without having to incur the delay and expense incident to holding a special meeting of stockholders to approve an increase in authorized common stock at such time, and for use in the 2004 Plan, if required.

                    Except as set forth  above,  and except for the authorization to increase the number of shares issuable under the 2004 Plan described in Proposal 2 above, we have no specific  plans with regard to the use of the authorized but unissued shares.

General Effect Of The Increase In Our Authorization To Issue Common Stock

                    Stockholders  will  not  realize  any  dilution  in  their  percentage  of ownership or  their  voting  rights  as a  result  of  increasing  our  authorization  to issue common stock but will experience  dilution to the extent that  shares are issued as  described  above if the  authorization  increase  is approved.

                    Issuances of significant  numbers of additional shares of our common stock in the future (i) will dilute  stockholders’  percentage  ownership  and, (ii) if such shares are issued at prices  below what current  stockholders  paid for their  shares,  may  dilute the value of current  stockholders’  shares.  In addition, our board of directors could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

                    The affirmative vote of at least a majority of the shares of our issued and outstanding common stock is necessary for approval of Proposal No. 3.

                The board of directors recommends that you vote FOR this proposal to amend our Articles of Organization to increase the number of shares we are authorized to issue from 20,000,000 to 50,000,000.

☒                                    Please mark your votes as in this example.

UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED “FOR” THE FOLLOWING ITEMS:

1.	Election of Directors.

	For all nominees	☐

	Withhold all nominees	☐

	For All Except To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below	☐

Nominees: 01) Anthony J. Armini 02) Stephen N. Bunker 03) Michael Szycher 04) David B. Eisenhaure 05) Michael Turmelle
		FOR	AGAINST	ABSTAIN
2.	Amendment to the 2004 Incentive and Nonqualified Stock Option Plan to increase the number of shares of common stock available for issuance by 500,000 to 1,000,000 shares.	☐	☐	☐

3.	Proposal to increase the number of authorized shares by 30,000,000 to 50,000,000 shares.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

RECORD DATE SHARES

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
HAS YOUR ADDRESS CHANGED? DO YOU HAVE ANY COMMENTS?

Shareholder sign here	Co-owner sign here

Dated:	, 2005

Please be sure to sign and date this proxy.  Please sign this proxy exactly as your name appears on the books of the Company.  Joint owners should each sign personally.  Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, each person must sign.  If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.